Exhibit 10.2

Merida Merger Corp. I	Leafly Holdings, Inc.
641 Lexington Ave, 18th Floor	333 Elliott Avenue West, Suite 200
New York, NY 10022	Seattle, WA 98119

August 9, 2021

Merida Holdings, LLC
641 Lexington Avenue, 18th Floor
New York, NY 10022

Re: Sponsor Forfeiture

Ladies and Gentlemen:

Merida Holdings, LLC, a Delaware limited liability company (“Sponsor”), holds an aggregate of 3,250,388 shares of common stock of Merida Merger Corp. I, a Delaware corporation (“Parent”), par value $0.001 per share (“Parent Common Stock”). It is a condition to the consummation of the transactions contemplated under the Agreement and Plan of Merger, dated on or about the date hereof (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Parent, Merida Merger Sub, Inc., a Washington corporation, Merida Merger Sub II, LLC, a Washington limited liability company, and Leafly Holdings, Inc., a Washington corporation (the “Company”), that Sponsor enter into an agreement with Parent and the Company providing for the forfeiture and escrow of certain shares of Parent Common Stock. Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

Accordingly, Sponsor, Parent, and the Company agree as follows:

(a) At the Effective Time, Sponsor shall forfeit, and Parent shall terminate and cancel such number of Sponsor Promote Shares (such shares, the “Forfeited Shares”) equal to the quotient of (i) the amount by which the Outstanding Parent Expenses exceeds $6,500,000 divided by (ii) $10.00; provided, that variable fees paid or required to be paid to capital markets advisory firms engaged by Parent shall not be included for purposes of determining whether the Outstanding Parent Expenses exceeds $6,500,000;

(b) Concurrently with the execution of the Merger Agreement, Sponsor, Parent, and the Company will enter into an amendment (the “Escrow Amendment”) to that certain Stock Escrow Agreement, dated as of November 4, 2019 (the “Escrow Agreement”), by and among Parent, the Sponsor, and Continental Stock Transfer & Trust Company, as escrow agent, providing, among other things, for the forfeiture and cancellation of the Forfeited Shares and the escrow of all remaining Sponsor Promote Shares (the “Net Sponsor Promote Shares”) until the satisfaction of certain earnout conditions set forth in the Escrow Amendment; and

(c) Notwithstanding any release of Net Sponsor Promote Shares from escrow pursuant to the terms of the Escrow Agreement, as amended by the Escrow Amendment, from the Closing Date until the date that is 180 days after the Closing Date, Sponsor shall not sell, offer to sell, contract or agree to sell, transfer, assign, hypothecate, pledge, grant, encumber, any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly (“Transfer”), the Net Sponsor Promote Shares except to the following: (i) Parent or an Affiliate of Parent, (ii) the Sponsor’s members upon the Sponsor’s liquidation or (iii) an entity, if such entity’s equity securities are 100% owned by the Sponsor or its Affiliates; provided; however, that in the case of clause “(ii)” or “(iii),” any such transferee shall be required to agree to the terms of this letter agreement in connection with such transfer.

Please indicate your agreement to the foregoing by signing in the space provided below.

[signature page follows]

Very truly yours,

MERIDA MERGER CORP. I

By:	/s/ Peter Lee
Name:	Peter Lee
Title:	President and Chief Financial Officer

LEAFLY HOLDINGS, INC.

By:	/s/ Yoko Miyashita
Name:	Yoko Miyashita
Title:	Chief Executive Officer

ACCEPTED AND AGREED TO:

MERIDA HOLDINGS, LLC

By:	/s/ Mitchell Baruchowitz
	Name:	Mitchell Baruchowitz
	Title:	Managing Member